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                                                                   EXHIBIT 10.12


John Middleton                                                           Page 1
February 19, 2001

                                February 19, 2001




Mr. John Middleton
Vice President, Engineering
Crossroads Systems, Inc.



         Re:  Severance Agreement and General Release

Dear John:



         In connection with the resignation of your employment as Vice President, Engineering of Crossroads Systems, Inc. ("Crossroads" or the "Company"), the Company is offering you a severance package in exchange for your agreement to release the Company from any and all claims. The details of the severance package and release are explained below. We encourage you to review this document carefully and to discuss it with an attorney.

         In consideration of the mutual promises contained herein and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         SEVERANCE.

         The Company agrees to provide you with the following severance package in exchange for your agreement to release the Company from any and all claims as set forth below.

o        Your last day of employment shall be January 31, 2001;

o The Company shall provide to you, seven (7) days after this agreement is signed by both parties, 6 months' pay, calculated at your base compensation of $149,000 per year, less statutory deductions and withholdings;

o You were issued initial option grants (the "Option") to purchase 45,000 shares of common stock (the "Option Shares") at an exercise price of $0.10 granted pursuant to the Company's 1996 Stock Option/Stock Issuance Plan on February 1, 1997. You were also issued an option (the "Option") to purchase 15,000 shares of common stock (the "Option Shares") at an exercise price of $0.233 granted pursuant to the Company's 1996 Stock Option/Stock Issuance Plan on May 13, 1998. You were also issued a second option (the "Option") to purchase 22,500 shares of common stock (the "Option Shares") at an exercise price of $0.833 granted pursuant to the Company's 1996 Stock Option/Stock Issuance Plan on March 17, 1999. You purchased certain of these shares in advance of vesting pursuant to a Promissory Note, identified below. You were also issued a third option (the "Option") to purchase 10,000 shares of common stock (the "Option Shares") at an exercise price of $39.875 granted pursuant to the Company's 1999 Stock Option/Stock Issuance Plan on May 17, 2000. You were also issued a fourth option (the "Option") to purchase 50,000 shares of common stock (the "Option Shares") at an exercise price of $4.5625 granted pursuant to the Company's 1999 Stock Option/Stock Issuance Plan on July 31, 2000. To the extent outstanding but not otherwise vested, certain of these Options Shares shall automatically accelerate as to a part of the Option so that the total number of vested Option Shares for which the Option shall be


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         exercisable after taking such acceleration into account shall be equal to the number of Option Shares in which you would have vested under the normal vesting/exercise schedule in effect for the Option had you completed service through July, 2001 for a total number of vested shares of 32,344. You will be subject to compliance with all applicable requirements of law relating thereto (including, but not limited to, Rule 144 promulgated under the Securities Act of 1933, as amended) and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading as of the date hereof;

o You will continue to be liable for the Promissory Note of Twenty-Two Thousand Two Hundred and Fifty Dollars ($22,250), plus interest, pursuant to the terms of Exhibit B attached hereto. Actual repayment amounts are located on Exhibit D (factored in to this calculation, among other things, is the purchase in advance of vesting and interest). Repayment of the above Promissory Note in full, including all principal and interest, shall be within thirty (30) days following resignation;

o The Company shall provide to you continued access to your cell phone for 90 days following resignation, and you agree that any usage by you will be consistent to as if you'd remain an active employee;

o        The Company shall give to you the laptop currently in your possession;

o The Company shall continue to provide PricewaterhouseCoopers financial services support through the end of the Crossroads fiscal year; and


YOUR AGREEMENT.

         By signing this Agreement and accepting the severance as outlined above, you agree to waive, release, and forever discharge Crossroads and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (the "Released Parties" or "Releasees"), from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exists or may exist as of the date of your execution of this Agreement. "Claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, fraud, equity, tort, discrimination, harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage, and hour law, defamation, claims for debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company's Common Stock, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., as such statutes may have been or may be amended from time to time.

         You represent that you do not presently have on file, and agree that you will not hereafter file, any claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the date of your execution of this Agreement.

         Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with Crossroads and/or the resignation thereof.


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ACCEPTANCE OF AGREEMENT:

         You have twenty-one (21) days to consider this Agreement and you may revoke this Agreement at any time during the first seven (7) days following your execution of this Agreement by delivering written notice of revocation to the Company's Vice President of Human Resources, Allen Sockwell, no later than five (5:00) p.m. on the seventh (7th) day after execution. You received this Agreement on January 29, 2001. The settlement offer contained in this Agreement will automatically expire if this Agreement, fully executed by you, is not received by the Company's Vice President of Human Resources, Allen Sockwell, on or before February 21, 2001.

         This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven (7) days following the date of your execution of this Agreement (the "Effective Date"), provided that you have timely executed this Agreement and you have not exercised your right to revoke this Agreement.

OTHER IMPORTANT TERMS:

o Nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company and/or the Released Parties.

o You are advised to consult with an attorney of your choosing prior to entering into this Agreement.

o This Agreement is binding on your representatives, heirs, executors, administrators, successors and assigns.

o The Company agrees that, under the Company's Bylaws and Delaware General Corporation Lawss.145, the Company shall indemnify and pay your defense costs in connection with In re Crossroads Systems, Inc. Securities Litigation, U.S. District Court, Western District of Texas, Austin Division, Master File No. A-00-CA-457 ("In re Crossroads Systems Securities Litigation"). Such indemnification and payment of defense costs shall also apply to any subsequently filed actions that arise out of, or are based on, the alleged events, transactions, acts, omissions or claims or claims at issue in In re Crossroads Systems Securities Litigation ("Related Actions") or that are covered by the Indemnity Agreement between the Company and John Middleton (Indemnitee), dated October 1, 1999 (the "Indemnity Agreement"). Unless there is an actual conflict between the parties, the Company shall have the right to select your counsel in In re Crossroads Systems Securities Litigation and all Related Actions or actions covered by the Indemnity Agreement. In consideration of the Company's payment of your defense costs, you agree to repay any such amounts if it shall ultimately be determined that you are not entitled to be indemnified by the Company under the Company's Bylaws, Delaware law or the Indemnity Agreement.

o The Parties agree to cooperate with each other, their agents and attorneys in connection with In re Crossroads Systems Securities Litigation and Related Actions or actions covered by the Indemnity Agreement . Said cooperation shall include, but is not limited to, providing such information and materials that the parties or their attorneys may reasonably require in such actions, including the appearance at depositions, hearings, administrative proceedings, and trial if requested. The parties agree that said cooperation shall be provided at no charge or cost to the other.

o You are personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by you under this Agreement. You agree to indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration made to you under this Agreement.


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o        The terms and existence of this Agreement are strictly confidential and may not be disclosed to any other person or entity, with the exception of your immediate family members and legal and financial advisors, unless otherwise ordered by a court of competent jurisdiction.

o During the term of this Agreement and for a period of one (1) year after, you will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, hire, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary.

o For a period of one (1) year after the date of your resignation from the Company, for any reason, you will not, directly or indirectly, (i) compete in the State of Texas, or in any other State of the United States, or in any country in the world where the Company engages in business, or proposes to engage in business, on the date of the resignation of your employment with the Company, or (ii) participate in the ownership, management, operation, financing, or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the State of Texas, or in any other State of the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted and as proposed to be conducted on the date of resignation of your employment. Notwithstanding the foregoing, you are permitted to own up to 5% of any class of securities of any corporation that is traded on a national securities exchange or through Nasdaq.

o Certain obligations set forth in the Company's Proprietary Information and Inventions Agreement, signed by you upon your initial start date with Crossroads, a copy of which is attached hereto as Exhibit C and incorporated herein by this reference, continue beyond the resignation of your employment.

o Each party agrees not to disparage or in any way criticize either you or the Company and/or its officers, managers, supervisors, employees, investors, products, services, or technology at any time in the future. Nothing contained in this Section is intended to prevent you from testifying truthfully in any legal proceeding.

o This Agreement, and any agreements or documents referred to herein, constitute an integrated, written contract, expressing the entire agreement between the Company and you with respect to the subject matter hereof. In this regard, you represent and warrant that you are not relying on any promises or representations that do not appear in this Agreement. This Agreement can be amended or modified only by a written agreement, signed by you and the Company.

o This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles.

o You agree that if any provision or portion of any provision of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

o This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if the Company and you signed the same document.

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         We wish you the best in the future. Please do not hesitate to contact me if you have any questions or comments regarding the severance offer contained in this letter.

                                                CROSSROADS SYSTEMS, INC.

                                                By:
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                                                Its:
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John Middleton


By:
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Date:
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